                                                               EXHIBIT NO. 10.12

                                 (WEST (R) LOGO)

TO:     MIKE STURGEON
FROM:   NANCEE BERGER
DATE:   FEBRUARY 11, 2005
RE:     2005 COMPENSATION PLAN - EXHIBIT A
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The compensation plan for 2005 while you are employed as Executive
Vice-President of Sales and Marketing for West Corporation is outlined below:

1. Your base salary will be $235,000.00. Should you elect to voluntarily terminate your employment, you will be compensated for your services as an employee through the date of your actual termination per your Employment Agreement.

2. You are eligible to receive up to a $200,000 annual performance bonus for West's Communication Services and West Asset Management (Consumer, Commercial and 1st Party Collections only) aggregate revenue achieving plan of $936M. The percent of plan achieved will apply to the bonus calculation provided a minimum of 85% or $796M is achieved. This bonus will not exceed $200,000. Up to $37,500 of this bonus will be available to be paid quarterly and the total bonus will be trued up at the end of the year. Revenue dollars which exceed the plan amount stated above will be bonused at a rate factor of .0045. The excess bonus will be calculated at the end of 2005 and will be paid no later than February 28, 2006.

3. You may also receive a quarterly performance bonus for three specific revenue goals as outlined below. These specific revenue growth bonuses will be calculated by applying year-to-date growth times the rate factor indicated on the schedules below:

                                                                    RATE FACTOR
                                                                    -----------
     -    2005 West Asset Management, Inc. Revenue Growth Bonus
             (schedule attached)

             Up to $10M of revenue growth                               .005
             $10M+                                                       .01

     -    2005 Home Agent Revenue Growth Bonus.

             Revenue Growth                                              .01
             (not to include any West-designated DR transactions)

     -    2005 West Interactive Corporation Growth Bonus

             (no Account Services included in either year)               .02

4. Bonuses will not be combined nor netted with any other bonus outlined in this compensation plan. A maximum of 75% of each bonus calculation will be paid thirty (30) days after the end of the quarter. A negative quarterly calculation will result in a loss carry forward and will be trued up each quarter and the total (100%) bonus true up will occur at the year end 2005 and will be paid no later than February 28, 2006.

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5.   In addition, if West Corporation achieves its publicly stated 2005 Net
     Income range provided in December 2004, you will be eligible to receive an additional one-time bonus of $50,000. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

6. All objectives are based upon West Corporation operations and will not include revenue derived from mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually approved by West Corporation's Compensation Committee.

7. At the discretion of executive management, you may also receive an additional bonus based on your individual performance.

8. The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.


                                        /s/ Mike Sturgeon
                                        ----------------------------------------
                                        Employee - Mike Sturgeon

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                                    SCHEDULE

                        2004     2005    GROWTH
                       ------   ------   ------
COMMERCIAL              3,600    7,200    100%
FIRST PARTY             1,500    8,000    433%
CONSUMER - ATTENTION   11,100   13,000     17%
CONSUMER - WORLDWIDE   12,000   12,500      4%
                       ------   ------    ---
                       28,200   40,700     44%
                       ------   ------    ---